Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2007 Financial Results

— Company Provides Update on Business and on Financial Guidance —

CAMBRIDGE, MA, February 1, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended December 31, 2006 — the second quarter of the Company’s 2007 fiscal year.

Mitchel Sayare, Chairman and CEO, commented, “In the past three months, the first findings were reported from four Phase I clinical trials evaluating four different TAP compounds. We believe we’ve entered the stage of accelerating expansion of clinical data on TAP compounds — in addition to the many trials underway and planned for the agents already in clinical testing, there’s a large and growing number of compounds further back in the pipeline that are advancing toward the clinic. That we’ve achieved this stage while retaining healthy cash resources is a core benefit of our business model, which is to develop our own compounds and outlicense our technology to other companies to help fund our product programs and expand the number of TAP compounds in development.”

For the three-month period ended December 31, 2006, ImmunoGen reported a net loss of $3.0 million, or $0.07 per basic and diluted share, compared to a net loss of $3.5 million, or $0.09 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended December 31, 2006 were $12.1 million, compared to $6.6 million for the same period last year. The revenues for the second quarter of fiscal 2007 include $6.6 million of research and development support fees, compared to $5.2 million for the same quarter in fiscal 2006. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The second quarter fiscal 2007 revenues include $3.4 million of license and milestone fees, compared to $1.3 million for the same period last year. Included in license and milestone fees for the fiscal 2007 quarter was a $2.0 million milestone related to the start of AVE1642 Phase I clinical testing by sanofi-aventis. The second quarter fiscal 2007 revenues also include $2.1 million of clinical material reimbursement, compared to $0.1 million for the same period last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of materials to these collaborators. The increased clinical material reimbursement revenue for the second quarter fiscal 2007 compared with the same quarter in fiscal 2006 reflects that the Company provided more batches to its collaborators in the fiscal 2007 quarter than in the fiscal 2006 quarter due to the timing and the amount of materials needed to support collaborator programs.

Operating expenses for the three-month period ended December 31, 2006 were $15.9 million, compared to $11.2 million in the same period last year. The operating expenses in the second quarter of fiscal 2007 include research and development expenses of $11.8 million, compared to $8.8 million for the same period last year. The increase was driven primarily by an incremental $2.1 million related to the production of ImmunoGen compounds in clinical testing as well as to process development activity in support of ImmunoGen and partner compounds. The cost of clinical materials reimbursed was $1.6 million in the three-month period ended December 31, 2006, compared to $0.1 million for the same period last year. The operating expenses in the second quarter of fiscal 2007 also include general and administrative expenses of $2.6 million as compared to $2.3 million recorded in the same quarter in fiscal 2006.

Other income, primarily consisting of interest income, was $0.8 million in the three-month period ended December 31, 2006, compared to $1.1 million for the same period last year. The fiscal 2006 quarter included $0.4 million of other income received from a former partner, Vernalis plc., in consideration of the Company assuming the cost of a clinical trial that had been the responsibility of Vernalis.

ImmunoGen had approximately $66.7 million in cash and marketable securities as of December 31, 2006, compared with $75.0 million as of June 30, 2006; the Company had no debt outstanding in either period. During the first half of fiscal 2007, cash used in operations was $7.9 million, compared to $4.6 million during the same period last year.

Updated Financial Guidance

The Company is updating its guidance for its 2007 fiscal year. ImmunoGen now expects its net loss to be between $18-20 million, compared to previous guidance of $26-$29 million, and cash used in operations also to be between $18-$20 million, compared with previous guidance of $26-29 million.

“This updated guidance reflects both an increase in the revenue we anticipate we will earn during this year and a decrease in our projected expenses,” commented Daniel Junius, Executive Vice President, Finance, and CFO. “The anticipated increase in revenue derives primarily from greater-than-expected partner activity, impacting both our revenue from supplying materials to our collaborators and our research and development support. At the same time, we believe our expenses will be less than previously anticipated principally because of changes in the timing of expenses for certain later-stage clinical materials, increased utilization of our manufacturing facility and absorption of associated overhead, and greater use of previously reserved materials.”

Corporate Update

ImmunoGen’s HuN901-DM1 Product Candidate

In the past three months, findings from two huN901-DM1 clinical trials were reported at major conferences. In November 2006, interim findings from the Company’s Study 002 were reported at the annual EORTC-NCI-AACR conference. While this Phase I trial is designed to assess the safety and tolerability of the compound in patients with CD56-expressing solid tumors, evidence of anticancer activity was reported. A patient with Merkel cell cancer had a complete response following treatment with huN901-DM1 and had been in remission for 21 months at the time of the conference. A patient with relapsed small-cell lung cancer (SCLC) had an unconfirmed partial response and another thirteen patients had stable disease following treatment with huN901-DM1.

In December 2006, the first findings from the Company’s Study 003 were reported at the American Society of Hematology (ASH) annual meeting. While this Phase I trial is designed to evaluate the safety and tolerability of huN901-DM1 in patients with relapsed multiple myeloma, evidence of anticancer activity also was reported. Among the three patients receiving the higher of the two dose levels evaluated to date, one had an objective response and the other two had stable disease. The patient who had the objective response following treatment with huN901-DM1 previously had been treated with multiple chemotherapy regimens including thalidomide and lenalidomide.

Interim findings from the third huN901-DM1 clinical trial, Study 001, have been submitted for presentation at the American Society of Clinical Oncology (ASCO) annual meeting in June 2007. This Phase II trial evaluates huN901-DM1 in the treatment of relapsed SCLC.

HuN901-DM1 targets the CD56 antigen found on SCLC, other cancers of neuroendocrine origin, and certain hematological malignancies including multiple myeloma. The compound comprises ImmunoGen’s CD56-targeting antibody, huN901, and its DM1 cell-killing agent. The huN901 antibody enables huN901-DM1 to bind specifically to CD56-expressing cancer cells and the DM1 serves to kill those cells.

ImmunoGen’s HuC242-DM4 Product Candidate

The first clinical findings from the huC242-DM4 Phase I study also were reported at the EORTC-NCI-AACR conference in November. In this trial, huC242-DM4 is administered to patients with CanAg-expressing cancers that have failed treatment with multiple prior therapies. At the time of the conference, the compound’s maximum tolerated dose had not been established. Updated findings have been submitted for presentation at the ASCO annual meeting in June 2007.

HuC242-DM4 targets the CanAg antigen found on colorectal, pancreatic, and other gastrointestinal tumors and on many non-small cell lung cancers. It comprises the Company’s CanAg-targeting antibody, huC242, and its DM4 cell-killing agent.

In 2007, ImmunoGen expects to initiate a Phase II study that evaluates huC242-DM4 in the treatment of a specific type of CanAg-expressing cancer. The Company expects to provide additional details on this study during 2007.

Collaborations Update

Three compounds are in clinical testing through ImmunoGen’s collaborations with other companies — trastuzumab-MCC-DM1, in development by Genentech, and AVE9633 and AVE1642, in development by sanofi-aventis. In the past three months, initial clinical findings were reported for two of these compounds.

In December 2006, initial trastuzumab-MCC-DM1 clinical findings were reported at the 29th Annual San Antonio Breast Cancer Symposium. Trastuzumab-MCC-DM1 comprises Genentech’s trastuzumab anti-HER2 antibody and ImmunoGen’s DM1 cell-killing agent. The findings presented were from an ongoing Phase I trial evaluating the compound in patients with incurable, locally advanced or metastatic HER2-positive breast cancer that had progressed while being treated with a chemotherapy regimen that included trastuzumab (Herceptin®). This study is designed to assess the safety, tolerability, and pharmacokinetics of trastuzumab-MCC-DM1 in this patient population when administered once every three weeks; evidence of anticancer activity also was reported. The patient who had received the greatest amount of trastuzumab-MCC-DM1 at the time of the symposium — repeat cycles of the second highest dose level evaluated (2.4 mg/kg) — had an objective partial response by RECIST criteria. Dose limiting but rapidly reversible thrombocytopenia was observed in the patient that received the highest dose level (4.8 mg/kg) evaluated at the time of the symposium.

Also in December, initial clinical findings with AVE9633 were published as an ASH abstract. The findings were from the first Phase I study, conducted in the US, and show the compound to be well tolerated when administered once every three weeks. A second Phase I study, underway in Europe, evaluates the compound when administered weekly for two weeks in a four-week cycle. While the findings in the European study have not yet been reported, to date they are encouraging. AVE9633 is in development by sanofi-aventis for the treatment of acute myeloid leukemia. It comprises the huMy9-6 anti-CD33 antibody and the DM4 cell-killing agent.

ImmunoGen expects additional clinical findings with collaboration compounds to be reported during 2007 and anticipates that at least one collaboration compound will begin Phase II testing over the next twelve months. ImmunoGen also expects two to three additional collaboration compounds to advance into clinical testing during 2007.

In December 2006, sanofi-aventis entered into an option agreement with ImmunoGen that enables sanofi-aventis to gain expanded access to the Company’s TAP technology. Sanofi-aventis currently has rights to use the technology with antibodies to the targets included in the existing research collaboration between the companies. Exercise of the option would enable sanofi-aventis to be able to use the technology with antibodies to targets not included in the existing research collaboration.

Webcast Information

A conference call is scheduled for today, February 1, 2007, at 4:30 pm ET. The call will include management discussion of financial results and provide an update on ImmunoGen.The live call can be accessed by dialing 913-981-4900 or heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available on this website through February 8, 2007.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Companies licensing the right to develop anticancer compounds to specific targets using ImmunoGen’s TAP technology include Biogen Idec, Biotest AG, Centocor (Johnson & Johnson), Genentech, and sanofi-aventis. Three anticancer compounds are in clinical testing through ImmunoGen’s collaborations with other companies — AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-MCC-DM1, in development by Genentech.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Herceptin®s is a registered trademark of Genentech.

—financials follow—

SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(Unaudited)
ASSETS

Cash and marketable securities	$66,682	$75,023
Other assets	21,049	19,105

Total assets	$87,731	$94,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,815	$10,723
Long-term portion of deferred revenue and other long-term liabilities	10,004	11,055
Stockholders’ equity	64,912	72,350

Total liabilities and stockholders’ equity	$87,731	$94,128

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

Revenues:
Research and development support	$6,593	$5,231	$12,100	$10,917
License and milestone fees	3,428	1,275	4,834	2,536
Clinical materials reimbursement	2,051	81	2,908	912

Total revenues	12,072	6,587	19,842	14,365

Expenses:
Cost of clinical materials reimbursed	1,588	94	2,235	999
Research and development (1)	11,768	8,760	23,184	18,252
General and administrative (1)	2,566	2,332	5,363	5,125

Total operating expenses	15,922	11,186	30,782	24,376

Loss from operations	(3,850)	(4,599)	(10,940)	(10,011)

Other income, net	815	1,103	1,662	1,819

Income (loss) before taxes	(3,035)	(3,496)	(9,278)	(8,192)

Income tax expense	9	6	20	16

Net income (loss)	$(3,044)	$(3,502)	$(9,298)	$(8,208)

Net income (loss) per common share, basic and diluted	$(0.07)	$(0.09)	$(0.22)	$(0.20)

Average common shares outstanding, basic and diluted	41,571	41,079	41,526	41,072